ISSN 1718-8377	Exhibit 99.11

Volume 11, number 5	December 2, 2016

AT SEPTEMBER 30, 2016

Highlights for September 2016

In September, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $711 million. The balance takes into account the deposit of $142 million in the Generations Fund. Compared to last year:

	—	own-source revenue increased by $234 million, standing at $5.5 billion;

	—	federal transfers showed an increase of $74 million, reaching $1.5 billion;

	—	program spending increased by $491 million, amounting to $5.6 billion;

	—	debt service showed a decrease of $61 million, reaching $610 million.

—

On the basis of the cumulative results at September 30, 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $1.7 billion, taking into account the deposit of $1.0 billion in the Generations Fund.

—	For 2016-2017, the October 2016 update of the Québec Economic Plan projects a balanced budget.

Summary of consolidated budgetary transactions
(millions of dollars)								(Unaudited data)
						Update of the
						Québec Economic Plan –
	September		April to September			October 2016
	2015	2016	2015-2016	2016-2017	Change (%)	2016-2017		Change (%)
GENERAL FUND
Revenue
Own-source revenue	5 249	5 483	27 701	28 292	2.1	58 183		1.4
Federal transfers	1 390	1 464	8 595	9 058	5.4	18 224		7.0
Total revenue	6 639	6 947	36 296	37 350	2.9	76 407		2.6
Expenditure
Program spending	–5 154	–5 645	–31 446	–32 364	2.9	–68 238		4.0
Debt service	–671	–610	–4 000	–3 786	–5.4	–7 959		0.1
Total expenditure	–5 825	–6 255	–35 446	–36 150	2.0	–76 197		3.5
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	–48	22	864	513	—	–37		—
Health and social services and education networks	–1	–3	–5	–7	—	–23		—
Generations Fund	91	142	639	1 000	—	1 999		—
Total consolidated entities	42	161	1 498	1 506	—	1 939		—
SURPLUS (DEFICIT)	856	853	2 348	2 706	—	2 149	(2)	—
Contingency reserve	—	—	—	—	—	–150		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–91	–142	–639	–1 000	—	–1 999		—
BUDGETARY BALANCE(3)	765	711	1 709	1 706	—	—		—
Note:

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.31 of The Québec Economic Plan – October 2016 Update.

(1)	Details of transactions by type of entity are presented on page 5 of this report.
(2)	Surplus excluding the contingency reserve of $150 million.
(3)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at September 30, 2016

■	Budgetary balance

For the period from April to September 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $1.7 billion.

The October 2016 update of the Québec Economic Plan projects a balanced budget for the overall 2016-2017 fiscal year.

■	General Fund revenue

At September 30, 2016, revenue totalled $37.4 billion, an increase of $1.1 billion, or 2.9%, compared to September 30, 2015.

— Own-source revenue stood at $28.3 billion, up $591 million from the same time last year.

— Federal transfers amounted to $9.1 billion, up $463 million compared to September 30, 2015.

■	General Fund expenditure

Since the beginning of the fiscal year, expenditure has totalled $36.2 billion, an increase of $704 million.

— For the period from April to September 2016, program spending rose by $918 million, or 2.9%, reaching $32.4 billion.

— The most significant changes were in the Health and Social Services ($583 million) and Education and Culture ($201 million) missions.

— Debt service amounted to $3.8 billion, a decrease of $214 million compared to last year.

■	Consolidated entities

At September 30, 2016, the results of consolidated entities showed a result of $1.5 billion. These results include:

— a surplus of $513 million for non-budget-funded bodies and special funds;

— a $7-million deficit for the health and social services and education networks;

— dedicated revenues of $1.0 billion for the Generations Fund.

■	Net financial surplus (requirements)

At September 30, 2016, consolidated net financial requirements stood at $419 million, a deterioration of $828 million over last year. Net financial requirements reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)					(Unaudited data)
		September		April to September
	2015	2016	Change	2015-2016	2016-2017	Change
GENERAL FUND
Revenue
Own-source revenue	5 249	5 483	234	27 701	28 292	591
Federal transfers	1 390	1 464	74	8 595	9 058	463
Total revenue	6 639	6 947	308	36 296	37 350	1 054
Expenditure
Program spending	–5 154	–5 645	–491	–31 446	–32 364	–918
Debt service	–671	–610	61	–4 000	–3 786	214
Total expenditure	–5 825	–6 255	–430	–35 446	–36 150	–704
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	–48	22	70	864	513	–351
Health and social services and education networks	–1	–3	–2	–5	–7	–2
Generations Fund	91	142	51	639	1 000	361
Total consolidated entities	42	161	119	1 498	1 506	8
SURPLUS (DEFICIT)	856	853	–3	2 348	2 706	358
Consolidated non-budgetary surplus (requirements)	–122	–718	–596	–1 939	–3 125	–1 186
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	734	135	–599	409	–419	–828
(1)	Details of transactions by type of entity are presented on page 5 of this report.

General Fund revenue
(millions of dollars)					(Unaudited data)
		September		April to September
Revenue by source	2015	2016	Change (%)	2015-2016	2016-2017	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 298	2 570	11.8	10 135	10 765	6.2
Contributions to Health Services Fund	628	656	4.5	3 449	3 514	1.9
Corporate taxes	302	309	2.3	1 935	2 080	7.5
Consumption taxes	1 585	1 608	1.5	9 501	9 430	–0.7
Other sources	125	129	3.2	835	847	1.4
Total own-source revenue excluding government enterprises	4 938	5 272	6.8	25 855	26 636	3.0
Revenue from government enterprises	311	211	–32.2	1 846	1 656	–10.3
Total own-source revenue	5 249	5 483	4.5	27 701	28 292	2.1
Federal transfers
Equalization	794	836	5.3	4 761	5 015	5.3
Health transfers(1)	434	467	7.6	2 605	2 801	7.5
Transfers for post-secondary education and other social programs	134	136	1.5	804	815	1.4
Other programs	28	25	–10.7	425	427	0.5
Total federal transfers	1 390	1 464	5.3	8 595	9 058	5.4
TOTAL	6 639	6 947	4.6	36 296	37 350	2.9
(1)

Amounts of $378 million and $342 million in health transfers were allocated in 2015-2016 and 2016-2017, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 6.2% instead of 7.5%.

General Fund expenditure
(millions of dollars)					(Unaudited data)
		September		April to September
Expenditure by mission	2015	2016	Change (%)	2015-2016	2016-2017	Change (%)
Program spending
Health and Social Services	2 421	2 591	7.0	16 089	16 672	3.6
Education and Culture	1 616	1 854	14.7	7 868	8 069	2.6
Economy and Environment	276	398	44.2	2 400	2 544	6.0
Support for Individuals and Families	539	506	–6.1	3 176	3 124	–1.6
Administration and Justice	302	296	–2.0	1 913	1 955	2.2
Total program spending	5 154	5 645	9.5	31 446	32 364	2.9
Debt service	671	610	–9.1	4 000	3 786	–5.4
TOTAL	5 825	6 255	7.4	35 446	36 150	2.0

Details of the transactions of consolidated entities
(millions of dollars)									(Unaudited data)
				September 2016
				Transfers	Non-
			Specified	(expenditures)	budget-	Health and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(1)	Total	adjustments	(2)	Total
Revenue	1 265	142	20	375	1 872	—		3 674	–2 172		1 502
Expenditure
Expenditure	–1 053	—	–20	–375	–1 828	–3		–3 279	2 085		–1 194
Debt service	–176	—	—	—	–58	—		–234	87		–147
Subtotal	–1 229	—	–20	–375	–1 886	–3		–3 513	2 172		–1 341
SURPLUS (DEFICIT)	36	142	—	—	–14	–3		161	—		161
				April to September 2016
				Transfers	Non-
			Specified	(expenditures)	budget-	Health and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(1)	Total	adjustments	(2)	Total
Revenue	6 946	1 000	381	2 932	11 840	—		23 099	–13 294		9 805
Expenditure
Expenditure	–5 573	—	–381	–2 932	–11 266	–7		–20 159	12 781		–7 378
Debt service	–1 085	—	—	—	–349	—		–1 434	513		–921
Subtotal	–6 658	—	–381	–2 932	–11 615	–7		–21 593	13 294		–8 299
SURPLUS (DEFICIT)	288	1 000	—	—	225	–7		1 506	—		1 506
(1)	The results of the networks are presented according to the modified equity method of accounting.
(2)	Consolidation adjustments include the elimination of program spending from the General Fund.

The next monthly report, which will present the results at October 31, 2016, will be published on January 13, 2017.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.